Exhibit 3.03

Form of Warrant Agreement

THIS WARRANT AGREEMENT, dated as of [WARRANT AGREEMENT DATE], is entered into by Nomyx Technology Labs Inc., a Delaware corporation (the “Company”), T7X Equity, Inc., as warrant agent to the extent appointed below (the “Warrant Agent”), and each Holder of a Bond issued under the Indenture referred to below.

Article I. — Definitions

Section 1.1.        Definitions. Capitalized terms used but not defined in this Warrant Agreement have the meanings assigned to them in the Indenture. In addition:

(a)	“Exercise Price” means $12 per Warrant Share, subject to adjustment under this Warrant Agreement.

(b)	“Expiration Date” means, with respect to any Warrant, the Warrant Expiration Date applicable to such Warrant.

(c)	“Indenture” means the Indenture, dated as of [INDENTURE DATE], among the Company, [TRUSTEE NAME], as Trustee, and T7X Equity, Inc., as Transfer Agent, Registrar, Paying Agent, and, if separately accepted, Warrant Agent, as amended, supplemented, or otherwise modified from time to time.

(d)	“Warrant” means each warrant issued with a Bond pursuant to the Indenture.

(e)	“Warrant Share” means common stock, par value $0.0001, of the Company, subject to adjustment under this Warrant Agreement.

(f)	“Detached Warrant” has the meaning assigned to such term in the Indenture.

(g)	“Detachment Date” has the meaning assigned to such term in the Indenture.

(h)	“Warrant Expiration Date” has the meaning assigned to such term in the Indenture.

Article II. — Issuance, Non-Detachable Character, and Detachment

Section 2.1.        Issuance. The Company shall issue to each initial Holder a Warrant to purchase one (1) Warrant Share for each $10 principal amount of Bonds, or one Bond token, purchased.

Section 2.2.        Non-Detachable Warrant Before Detachment. Each Warrant is issued as an integral component of the related Bond and, before the applicable Detachment Date, shall not be sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of separately from the related Bond except as expressly permitted by this Warrant Agreement and the Indenture.

Section 2.3.        Transfer with Bond Before Detachment. Before the applicable Detachment Date, any valid transfer of a Bond shall automatically transfer the related Warrant to the transferee. Before the applicable Detachment Date, the Warrant Agent and Registrar shall not record a transfer of a Warrant separately from the related Bond.

Section 2.4.        Register. The Warrant Agent, if appointed, shall maintain a warrant register showing the name and address of each Holder, the related Bond number or Digital Token Position No., the Warrant number, the number of Warrant Shares issuable upon exercise, the Exercise Price, the Detachment Date if detachment has occurred, the Warrant Expiration Date if detachment has occurred, and such other information as the Company may reasonably require.

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Section 2.5.        Automatic Detachment. Each Warrant shall automatically detach from the related Bond and become a Detached Warrant upon the earliest to occur of the following:

(a)	redemption of the related Bond or the applicable portion of the related Bond, effective as of the Redemption Date;

(b)	occurrence of a Change of Control, effective as of the date such Change of Control occurs; and

(c)	maturity of the related Bond, effective as of the Maturity Date.

Section 2.6.        Three-Year Term After Detachment. From and after the applicable Detachment Date, each Detached Warrant shall remain outstanding until the Warrant Expiration Date, unless earlier exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with this Warrant Agreement. The Warrant Expiration Date for each Detached Warrant shall be the date that is three years after the applicable Detachment Date, or, if such date is not a Business Day, the next succeeding Business Day.

Section 2.7.        Separate Transferability After Detachment. From and after the applicable Detachment Date, each Detached Warrant shall be separately transferable from the related Bond, subject to this Warrant Agreement, the Indenture, applicable securities laws, and any transfer restrictions applicable to the Warrant or the Warrant Shares. The Company and Warrant Agent may require customary transfer documentation, certifications, opinions, Platform authentication, identity verification, or other evidence reasonably necessary to confirm compliance with applicable transfer restrictions.

Section 2.8.        Partial Redemption. If a Bond is redeemed in part, the portion of the related Warrant attributable to the redeemed portion of the Bond shall detach on the Redemption Date and become a Detached Warrant, and the portion of the related Warrant attributable to the unredeemed portion of the Bond shall remain attached to the unredeemed portion of the Bond until a subsequent Detachment Date occurs with respect to such remaining portion. Unless the Company determines another equitable allocation method in good faith, partial detachment shall be made pro rata based on the principal amount of the related Bond redeemed.

Article III. — Exercise

Section 3.1.        Exercise Right. Subject to this Warrant Agreement, each Holder may exercise its Warrant, in whole or in part, at any time from the Detachment Date until [TIME] [TIME ZONE] on the Expiration Date. If a Warrant becomes a Detached Warrant before [EXERCISE COMMENCEMENT DATE], the Warrant shall nevertheless expire on the Warrant Expiration Date unless earlier exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with this Warrant Agreement.

Section 3.2.        Method of Exercise. A Holder shall exercise a Warrant by delivering to the Company and Warrant Agent:

(a)	a completed notice of exercise in the form attached to this Warrant Agreement;

(b)	payment of the aggregate Exercise Price by wire transfer, certified funds, Platform payment process, or, if permitted by the Company, cashless exercise; and

(c)	the related Bond position information, Warrant number, Platform authentication, or other evidence satisfactory to the Company and Warrant Agent identifying the related Bond and Warrant.

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Section 3.3.        Cashless Exercise. If cashless exercise is permitted, the Holder shall receive a number of Warrant Shares equal to the quotient obtained by dividing:

(a)	the product of the number of Warrant Shares as to which the Warrant is being exercised multiplied by the excess of the fair market value per Warrant Share over the Exercise Price; by

(b)	the fair market value per Warrant Share.

Section 3.4.        No Fractional Shares. The Company shall not issue fractional Warrant Shares. In lieu thereof, the Company shall pay cash equal to the applicable fraction multiplied by the fair market value per Warrant Share, or round down to the nearest whole share if cash payment is not permitted under applicable law or the Company’s governing documents.

Section 3.5.        Effect of Exercise. Upon valid exercise of a Warrant, the exercised portion of the Warrant shall cease to be outstanding. Any unexercised portion shall remain subject to this Warrant Agreement. Before the applicable Detachment Date, any unexercised portion shall remain non-detachable from the related Bond. On and after the applicable Detachment Date, any unexercised portion shall remain outstanding as a Detached Warrant until the Warrant Expiration Date unless earlier exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with this Warrant Agreement.

Article IV. — Adjustments and Change of Control

Section 4.1.        Equity Splits and Combinations. If the Company subdivides, combines, reclassifies, recapitalizes, or otherwise changes the Warrant Shares, the Exercise Price and the number or kind of Warrant Shares issuable upon exercise shall be equitably adjusted to preserve the economic value of the Warrant immediately before such event.

Section 4.2.        Dividends and Distributions. If the Company makes any dividend or distribution on the Warrant Shares payable in securities or other property, the Holder shall be entitled upon exercise to receive the securities or property that the Holder would have received had the Warrant been exercised immediately before the record date for such dividend or distribution.

Section 4.3.        Change of Control; Detachment. Upon a Change of Control, each Warrant shall automatically detach from the related Bond and become a Detached Warrant as of the date the Change of Control occurs. From and after such Detachment Date, each Detached Warrant shall have a term ending on the Warrant Expiration Date, subject to earlier exercise, cancellation, cash-out, assumption, substitution, or termination in accordance with this Warrant Agreement. In connection with the Change of Control, the Company shall provide that each Detached Warrant shall, at the Company’s election stated in the Change of Control notice:

(a)	become exercisable for the consideration receivable by holders of the Warrant Shares in the Change of Control;

(b)	be assumed or substituted by the surviving or acquiring Person on economically equivalent terms;

(c)	be cashed out for its fair value as determined in good faith by the Company’s governing body; or

(d)	remain outstanding if the Warrant Shares remain outstanding or are converted into publicly or privately held successor securities.

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Section 4.4.        Optional Redemption, Mandatory Repayment, or Maturity of Related Bond. The redemption, Change of Control repayment, maturity, cancellation, or surrender of a related Bond shall not, by itself, constitute an exercise, cancellation, or termination of the related Warrant. Upon redemption of the related Bond, upon a Change of Control, or at maturity of the related Bond, the related Warrant shall detach and become a Detached Warrant with a term ending on the Warrant Expiration Date, unless the Warrant has been exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with this Warrant Agreement.

Section 4.5.        Notice of Adjustments. The Company shall provide written notice to Holders and the Warrant Agent of any adjustment under this Article, setting forth the adjustment and reasonable supporting calculations.

Article V. — Representations, Covenants, and Restrictions

Section 5.1.        Reservation of Shares. The Company shall reserve for issuance a number of authorized but unissued Warrant Shares sufficient to permit exercise of all outstanding Warrants.

Section 5.2.        Securities Law Restrictions. No Warrant or Warrant Share may be transferred in breach of this agreement or applicable state and federal securities laws.

Section 5.3.        No Rights as Equityholder. A Holder shall not have voting, dividend, information, inspection, or other rights as a holder of Warrant Shares solely by virtue of holding a Warrant.

Section 5.4.        Taxes. The Holder shall be responsible for taxes imposed on such Holder in connection with exercise or transfer of a Warrant, except that the Company shall pay any documentary, stamp, or similar issuance taxes attributable to original issuance of Warrant Shares in the Holder’s name.

Section 5.5.        No Effect on Revenue Participation Pool. Holding, exercising, cancelling, transferring, or detaching a Warrant shall not increase or reduce any Holder’s right to receive Accrued Shortfall, Priority Return, or Excess Revenue Distributions with respect to the related Bond, except to the extent the related Bond is transferred, redeemed, repaid, cancelled, matures, or is no longer Outstanding in accordance with the Indenture.

Section 5.6.        Digital Administration. The Company and Warrant Agent may administer Warrants through the Platform and may record Warrant ownership, exercise, transfer, detachment, expiration, cancellation, and adjustment information in the warrant register and related Platform records. Before the applicable Detachment Date, Warrant records shall be coordinated with the Master Securityholder File for the related Bond. After the applicable Detachment Date, the warrant register shall evidence the registered holder of the Detached Warrant, subject to applicable transfer restrictions and the terms of this Warrant Agreement.

Article VI. — Warrant Agent

Section 6.1.        Appointment. The Company appoints T7X Equity, Inc. as Warrant Agent for the Warrants, if and to the extent T7X Equity, Inc. accepts such appointment in writing.

Section 6.2.        Duties. The Warrant Agent shall maintain a warrant register, record transfers permitted by this Warrant Agreement, countersign warrant certificates if applicable, record detachment events, and process exercises in accordance with written instructions from the Company and Holders.

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Section 6.3.         Reliance and Protection. The Warrant Agent may rely on instructions, certificates, notices, opinions, Platform records, Master Securityholder File extracts, and other documents delivered by the Company or a Holder and believed by it to be genuine and signed or authenticated by the proper Person. The Warrant Agent shall not be responsible for determining the validity of any adjustment, the fair market value of any Warrant Share, the legal sufficiency of any issuance of Warrant Shares, or the accuracy of any blockchain record.

Section 6.4.        Compensation and Indemnity. The Warrant Agent shall be entitled to the protections, compensation, reimbursement, and indemnity provided to the Transfer Agent under the Indenture and any separate agency agreement.

Section 6.5.        No Duty Regarding Bonds. The Warrant Agent, acting solely in that capacity, shall have no duty to calculate or pay principal, Priority Return, Accrued Shortfall, Excess Revenue Distributions, Redemption Price, or Change of Control Buyout Price on the Bonds.

Article VII. — Miscellaneous

Section 7.1.        Amendments. This Warrant Agreement may be amended by the Company with the consent required under Article XI of the Indenture for amendments affecting the Non-Detachable Warrants or Detached Warrants, except that no amendment may increase the Exercise Price, reduce the number of Warrant Shares, shorten the Expiration Date, eliminate, delay, or materially impair detachment upon redemption, Change of Control, or maturity of the related Bond, or alter the non-detachable nature of the Warrants before the applicable Detachment Date in a manner adverse to any Holder without that Holder’s consent.

Section 7.2.        Governing Law. This Warrant Agreement shall be governed by the law specified in the Indenture.

Section 7.3.        Notices. Notices under this Warrant Agreement shall be delivered in the manner provided in the Indenture, including through the Platform if permitted by the Indenture and applicable procedures.

Section 7.4.        Counterparts; Electronic Signatures. This Warrant Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered by electronic means shall be effective as originals.

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IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.

NOMYX TECHNOLOGY LABS, INC.
By:
Name:
Title:

T7X EQUITY, INC., as Warrant Agent
By:
Name:
Title:

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Notice of Exercise

The undersigned exercises Warrant No. [WARRANT NUMBER] for [NUMBER] Warrant Shares at the Exercise Price and delivers the aggregate Exercise Price of $[AMOUNT] by [PAYMENT METHOD].

Holder: ______________________________

Investor Account: ______________________________

Related Bond Digital Token Position No.: ______________________________

Detachment Date, if applicable: ______________________________

Whitelisted Wallet or delivery instructions for Warrant Shares: ______________________________

Date: ______________________________

Signature: _____________________________

Platform Authentication or Signature Guarantee: ______________________________

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